Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 24, 2019 (except for the retroactive effect of the 1-for-6 reverse stock split as described in Note 2, as to which the date is July 22, 2019) in this Registration Statement (Form S-1) and related Prospectus of RAPT Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

February 4, 2020